Exhibit 10.1

AGREEMENT REGARDING FUTURE OPERATIONS

This Agreement is made in Almaty, Kazakhstan on 5 July 2005 between:

A.

The Sahara Group, Inc. (“Sahara Group:), a Delaware (U.S.A.) corporation, represented by its President, Rusbek Bisultanov, acting on the basis of its Charter, and

B.

Firecreek Petroleum, Inc. (“Firecreek”), a Delaware (U.S.A.) corporation, represented by its President, John R. Taylor, acting on the basis of its Charter.

Hereinafter together referred to as the “Parties” and each separately as a “Party”.

WHEREAS, Sahara Group, Firecreek, and EGPI Firecreek, Inc., a Nevada Corporation (“EGPI”), (“Parties” and each a “Party”) entered into that certain Confirmation Agreement dated 15 February 2005, confirming certain matters relating to the General Agreement On Strategic Partnership and Joint Activity (“General Agreement”) signed 7 December 2004 by Sahara Group, and International Integration Oil & Gas Construction Syndicate (also known as “Minneftegazstroi”), which includes Addition (1) to the General Agreement, signed 13 December 2004;

WHEREAS, Sahara Group, Firecreek and Minneftegazstroi have concluded that certain Agreement for Projects (“Agreement for Projects”), dated 14 June 2005, relating to the purchase by Firecreek and Sahara Group of an aggregate of 65% of the stock of Tekhnoton, a Russian company, and governing the specific rights and obligations of the Parties with respect to certain oil and gas fields owned by Tekhnoton, as well as certain other fields described in the Agreement for Projects;

WHEREAS, Firecreek and Sahara Group have concluded that certain Agreement for Purchase and Sale of 51% of Stock of TransNafta Center (the “TransNafta Purchase Agreement”), relating to the purchase by Firecreek and/or Sahara Group of 51% of the stock of TransNafta Center (“TransNafata”), a Kazakhstan joint stock company;

WHEREAS, Firecreek and Sahara Group desire to reorganize their operations to take into account the above transactions and the future operations of the Parties;

THEREFORE, the Parties agree as follows:

1.

SUBJECT OF THE AGREEMENT. Firecreek and Sahara Group wish to reorganize their mutual operations in a manner more beneficial manner and enhance the ability of Firecreek to obtain third party financing for operations. This Agreement sets forth how future operations of the Parties will be conducted.

2.

TECHNOTON PURCHASE. The Parties agree that (i) as to the 65% of the stock of Tekhnoton to be purchased by Firecreek and Sahara Group pursuant to the Agreement for Projects (through their respective Russian subsidiary companies to be formed by them), Firecreek will purchase a 51% ownership interest in Tekhnoton and Sahara Group will purchase a 14% ownership interest in Tekhnoton, and (ii) when the 10% of the shares in Tekhnoton now owned by Krasnodar Admin are acquired, Firecreek will purchase 2-1/2% of the shares of Tekhnoton, Sahara Group will purchase 2-1/2%, and Minneftegazstroi will purchase 5%.

3.

TRANSNAFTA PURCHASE AGREEMENT. Sahara Group agrees that Firecreek shall be the sole purchaser under the TransNafta Purchase Agreement and Sahara Group hereby assigns to Firecreek all of Sahara Group’s rights under such agreement. Firecreek accepts such assignment and agrees to close such purchase in accordance with such agreement and to provide, or cause to be provided, the financial requirements of such agreement.

4.

NET PROFITS INTEREST. Firecreek hereby agrees that it will pay to Sahara Group, in consideration of the assignment of rights under the TransNafta Purchase Agreement, a ten percent (10%) net profits interest on profits receivable by Firecreek as a shareholder in TransNafta, payable as to each profit distribution received by Firecreek from TransNafta within 30 days after receipt of same by Firecreek, to a bank account to be designated by Sahara Group.

5.

FORMATION OF SUBSIDIARIES. Firecreek will form subsidiary companies in Turkey and Kazakhstan. Sahara Group may form subsidiary companies in those countries. Firecreek shall pay the cost of the formation of all such subsidiary companies.

6.

OFFICES. Firecreek shall assume the leases, employees, office expenses and related costs of Sahara Group in Turkey. Employees of Sahara Group shall become employees of Firecreek’s subsidiary in Turkey. The foregoing agreement supersedes all prior agreements between Firecreek and Sahara Group with respect to funding of office and employment obligations by Firecreek for Sahara Group. For so long as Firecreek maintains such offices, Sahara Group shall have joint use of the leased offices for $1.00 per year rent, and the office shall bear the names of both Firecreek and Sahara Group.

7.

OPERATIONS. From and after the take-over of Sahara obligations in Turkey, Sahara Group shall continue its operations as a project-seeking entity. Firecreek shall fund Sahara Group’s activities in such regard only to the extent the budget for such activities has been approved in advance by Firecreek, and no other activities other than such approved activities shall be conducted. Upon obtaining a project acceptable to Firecreek, Firecreek shall assume Sahara Group’s role in such project, reimburse Sahara Group’s approved costs with respect thereto, and enter into a net profits agreement with Sahara Group on the same basis as stated in Paragraph 3 above.

8.

POSITION OF RUSBEK BISULTANOV. Subject to approval by the board of directors of Firecreek and EGPI of this Agreement, Rusbek Bisultanov shall be issued 400,000 shares of a new sub-series of EGPI Class C Preferred Stock, having 10 votes per share and converting on the basis of 10 shares of EGPI voting common stock for each share of such sub-series of Class C Preferred Stock within 6 months after issuance, thus ensuring that Mr. Bisultanov receives within 6 months 4,000,000 shares of EGPI voting common stock. In addition, upon such approval, Mr. Bisultanov will be named a Vice President of EGPI and Firecreek, as well as President of Firecreek’s subsidiaries in Turkey and Kazakhstan when those subsidiaries are formed. Mr. Bisultanov will receive salary and benefits as an officer and employee of EGPI, Firecreek and such subsidiaries similar to those of other senior officers of those companies, subject to his entering into employment agreements as required of such other senior-level employees. Further, Timur Bisultanov will receive 10,000 shares of such new sub-series of Class C Preferred Stock such that within 6 months after issuance thereof, Timur Bisultanov will have 100,000 shares of the voting common stock of EGPI.

9.

MISCELLANEOUS.

(a)

Notices or other communications under this Agreement shall be properly served if delivered by hand or sent by fax (as demonstrated by confirmation of successful fax transmission) to a fax number at the address set out in Clause 9 of this Agreement, or sent by any other means reasonably contemplated to result in delivery within one business day.

(b)

This Agreement is executed in Russian and English. In the event of inconsistency between the Russian and English text, the Russian shall prevail.

(c)

This Agreement and the rights and obligations arising under it will be governed and interpreted in accordance with Kazakhstan law. All disputes under this Agreement will be resolved in any court of common jurisdiction.

(d)

This Agreement is subject to the approval of the boards of directors of the Parties given in writing within 10 days after the date of this Agreement.

10.

ADDRESSES AND DETAILS OF THE PARTIES.

The Sahara Group, Inc.

By:

/s/ Rusbek Bisultanov

Rusbek Bisultanov, President

Legal Address:

6777 Camp Bowie, Suite 332

Fort Worth, Texas, USA 76116

Firecreek Petroleum, Inc.

By:

/s/ John R. Taylor

John R. Taylor, President

Legal Address:

6777 Camp Bowie, Suite 332

Fort Worth, Texas, USA 76116

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